Exhibit 99.1

FLOWERS FOODS, INC. REPORTS THIRD QUARTER 2025 RESULTS

THOMASVILLE, Ga., November 6, 2025 – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 12-week third quarter ended October 4, 2025.

Third Quarter Summary:

Compared to the prior year third quarter where applicable

•
Net sales(1) increased 3.0% to $1.227 billion as the Simple Mills acquisition benefit more than offset pricing/mix and volume declines.
•
Net income decreased 39.2% to $39.5 million, representing 3.2% of sales, a 230-basis point decrease, primarily due to a challenging consumer environment combined with higher interest expense. Adjusted net income(2) decreased 29.8% to $48.7 million.
•
Adjusted EBITDA(2) decreased 11.4% to $118.1 million, representing 9.6% of net sales, a 160-basis point decrease.
•
Diluted EPS decreased $0.12 to $0.19. Adjusted diluted EPS(2) decreased $0.10 to $0.23.
•
Simple Mills contributed $70.7 million in net sales, net loss of $2.0 million, $11.1 million to adjusted EBITDA(2), and ($0.01) to diluted EPS(2).

Chairman and CEO Remarks:

“Flowers’ leading brands continue to demonstrate strong relative performance amid ongoing challenges in the bread category,” said Ryals McMullian, chairman and CEO of Flowers Foods. “Our proactive efforts to strategically align our portfolio with consumer demand are yielding positive results. By successfully targeting areas of opportunity with differentiated offerings of better-for-you and value-oriented products, we are driving growth even in segments of our category that are under pressure.

“To reflect greater certainty as we enter the fourth quarter, we are narrowing our 2025 financial outlook. Our commitment to innovation and focus on leveraging our strong portfolio of brands position us well to optimize current results while laying the groundwork for future growth. I am proud of our team's strong execution as we advance our strategic initiatives to enhance long-term performance and deliver value to shareholders.”

For the 53-week Fiscal 2025, the Company Expects:

•
Net sales of approximately $5.254 billion to $5.306 billion, representing 2.9% to 4.0% growth compared to the prior year. Prior guidance called for net sales of approximately $5.239 billion to $5.308 billion, representing 2.7% to 4.0% growth. Excluding the Simple Mills acquisition, we expect net sales of approximately $5.033 billion to $5.083 billion, representing a change of -1.4% to -0.4% compared to the prior year. Prior guidance, excluding the Simple Mills acquisition, called for net sales of approximately $5.021 billion to $5.083 billion, representing a change of -1.6% to -0.4% compared to the prior year. The partial-year benefit of the Simple Mills acquisition is expected to contribute $221 million to $223 million to net sales, compared to prior guidance of $218 million to $225 million. The 53rd week is expected to contribute $70 million to $80 million to net sales.
•
Adjusted EBITDA(3) in the range of approximately $515 million to $532 million, compared to prior guidance of $512 million to $538 million. Excluding the Simple Mills acquisition, we expect adjusted EBITDA(3) of approximately $485 million to $499 million, compared to prior guidance of approximately $482 million to $505 million. The partial-year benefit of the Simple Mills acquisition is expected to contribute $30 million to $33 million to adjusted EBITDA(3), consistent with prior guidance. The 53rd week is expected to contribute $5 million to $7 million to adjusted EBITDA(3).
•
Adjusted diluted EPS(2) of approximately $1.02 to $1.08, compared to prior guidance of $1.00 to $1.10. Excluding the Simple Mills acquisition, we expect adjusted diluted EPS(2) of $1.10 to $1.15, compared to prior guidance of $1.08 to $1.17. The partial-year contribution of the Simple Mills acquisition to adjusted diluted EPS(2) is expected to be ($0.08) to ($0.07), consistent with prior guidance. The 53rd week is expected to contribute approximately $0.02 to adjusted diluted EPS(2).

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization of approximately $168 million to $172 million.
•
Net interest expense of approximately $58 million to $62 million.
•
An effective tax rate of approximately 24.5%, compared to prior guidance of 25.0%.
•
Weighted average diluted share count for the year of approximately 212.3 million shares.
•
Capital expenditures of approximately $120 million to $130 million, with $3 million to $5 million related to our enterprise resource planning system upgrade, compared to prior guidance of $135 million to $145 million, with $4 million to $6 million related to our enterprise resource planning system upgrade.
•
No impact from potential SNAP-benefit disruptions.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended	For the 12-Week Period Ended
	October 4, 2025	October 5, 2024
Net income per diluted common share	$0.19	$0.31
Business process improvement costs	NM	NM
Plant closure costs and impairment of assets	—	0.02
Restructuring charges	0.02	—
Restructuring-related implementation costs	0.01	—
Legal settlements and related costs	—	NM
Acquisition and integration-related costs	0.01	—
Adjusted net income per diluted common share	$0.23	$0.33

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Third Quarter Operating Highlights

Compared to the prior year third quarter where applicable

•
Net sales increased 3.0% to $1.227 billion. Pricing/mix(4) decreased 2.3%, volume(5) declined 0.6%, and the Simple Mills acquisition added 5.9%.
•
Branded Retail net sales increased $52.4 million, or 6.9%, to $812.8 million due to the acquisition contribution, partially offset by volume declines and unfavorable price/mix. Pricing/mix(4) declined 1.1%, volume(5) decreased 1.3%, and the Simple Mills acquisition contributed 9.3%.
•
Other net sales decreased $16.4 million, or 3.8%, to $413.8 million due to unfavorable price/mix, partially offset by increased volume for non-retail items. Pricing/mix(4) declined 4.1% and volume(5) increased 0.3%.
▪
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 52.1% of net sales, a 190-basis point increase. These costs increased as a percentage of net sales mostly due to increased outside purchases of product (sales with no associated ingredient costs), lower sales price/mix, and lower production volumes. That increase was partly offset by lower ingredient and workforce-related costs.
▪
Selling, distribution, and administrative (SD&A) expenses were 38.8% of net sales, a 10-basis point increase. SD&A expenses increased slightly as a percentage of net sales primarily due to increased workforce-related costs largely related to the California conversion and restructuring-related implementation costs, partly offset by lower distributor distribution fees. Excluding matters affecting comparability, adjusted SD&A(2) was 38.3% of net sales, a 30-basis point decrease.
•
Restructuring charges increased $5.5 million, related to a workforce reduction. Plant closure costs and impairment of assets decreased $4.5 million, related to a bakery closure and the impairment of certain ERP-related software in the prior year period.
•
Depreciation and amortization (D&A) expenses were $39.9 million or 3.3% of net sales, a 20-basis point increase.
•
Net interest expense increased $9.7 million primarily due to higher interest expense from the issuance of debt to fund the Simple Mills acquisition and related fees and expenses.
•
Net income decreased 39.2% to $39.5 million, representing 3.2% of sales, a 230-basis point decrease, and diluted EPS decreased $0.12 to $0.19. Adjusted net income(2) decreased 29.8% to $48.7 million and adjusted diluted EPS(2) decreased $0.10 to $0.23.
•
Adjusted EBITDA(2) decreased 11.4% to $118.1 million, representing 9.6% of net sales, a 160-basis point decrease.
•
Simple Mills contributed $70.7 million in net sales, net loss of $2.0 million, $11.1 million to adjusted EBITDA(2), and ($0.01) to diluted EPS.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, cash flow from operating activities increased $38.5 million to $320.8 million, capital expenditures decreased $6.3 million to $80.3 million, and dividends paid to shareholders increased $4.6 million to $157.0 million. Cash and cash equivalents were $16.7 million at quarter end.

(1)
Any reference to sales refers to net sales inclusive of allowances and deductions against gross sales for variable consideration and consideration payable to customers
(2)
Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release. Earnings are net income. EBITDA and Adjusted EBITDA are reconciled to net income.

(3)
No reconciliation of the forecasted range for adjusted EBITDA to net income for the 53-week Fiscal 2025 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
(4)
Calculated as (current year period units X change in price per unit) / prior year period net sales dollars
(5)
Calculated as (prior year period price per unit X change in units) / prior year period net sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation on the investors page of flowersfoods.com. The company will host a live question and answer webcast at 8:30 a.m. Eastern Time on November 7, 2025, which will be archived on the investors page along with the other related materials.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2024 net sales of $5.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Canyon Bakehouse, Simple Mills, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Eric Jacobson, InvestorRelations@flocorp.com

Media Contact: http://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 28, 2024 (the “Form 10-K”) and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues and the impacts of tariffs, including retaliatory tariffs); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends and consumer buying habits, the movement toward less expensive store branded products, and the continued reduction of purchases in the fresh packaged bread category, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and the expectations of our stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, such as the acquisition of Simple Mills, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure or tariffs (including retaliatory tariffs) on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners (“IDPs”), and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with IDPs and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, our availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and our availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of our Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended October 4, 2025 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition and integration-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provide management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	October 4, 2025	December 28, 2024
Assets
Cash and cash equivalents	$16,731	$5,005
Other current assets	712,483	631,242
Property, plant and equipment, net	937,362	964,320
Right-of-use leases, net	331,619	318,785
Distributor notes receivable (1)	129,930	128,199
Other assets	44,159	46,631
Cost in excess of net tangible assets, net	2,177,334	1,306,265
Total assets	$4,349,618	$3,400,447
Liabilities and Stockholders’ Equity
Current liabilities	$483,516	$480,079
Long-term debt (2)	1,779,623	1,021,644
Right-of-use lease liabilities (3)	337,240	322,989
Other liabilities	328,745	165,621
Stockholders’ equity	1,420,494	1,410,114
Total liabilities and stockholders’ equity	$4,349,618	$3,400,447

(1) Includes current portion of $22,602 and $20,117, respectively.

(2) Includes current portion of $399,433 and $0, respectively.

(3) Includes current portion of $74,604 and $68,524, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
Net sales	$1,226,554	$1,190,561	$4,023,619	$3,992,362
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	638,703	598,209	2,053,109	2,008,757
Selling, distribution, and administrative expenses	475,952	460,359	1,583,002	1,557,010
Restructuring charges	5,510	—	6,083	7,403
Plant closure costs and impairment of assets	—	4,483	7,397	9,860
Depreciation and amortization expense	39,873	37,331	128,967	122,393
Income from operations	66,516	90,179	245,061	286,939
Other pension benefit	(88)	(119)	(293)	(395)
Interest expense, net	14,453	4,778	43,537	15,297
Income before income taxes	52,151	85,520	201,817	272,037
Income tax expense	12,617	20,536	50,920	67,043
Net income	$39,534	$64,984	$150,897	$204,994
Net income per diluted common share	$0.19	$0.31	$0.71	$0.97
Diluted weighted average shares outstanding	212,107	211,975	212,089	212,123

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
Cash flows from operating activities:
Net income	$39,534	$64,984	$150,897	$204,994
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	55,797	58,273	207,637	182,843
Changes in assets and liabilities	(40,971)	(9,308)	(37,711)	(105,467)
Net cash provided by operating activities	54,360	113,949	320,823	282,370
Cash flows from investing activities:
Purchase of property, plant and equipment	(23,939)	(25,373)	(80,305)	(86,624)
Proceeds from sale of property, plant and equipment	369	1,231	577	2,040
Acquisition of business, net of cash acquired	(48)	—	(791,928)	—
Other	(389)	(12,295)	(23,738)	(28,358)
Net cash disbursed for investing activities	(24,007)	(36,437)	(895,394)	(112,942)
Cash flows from financing activities:
Dividends paid	(52,267)	(50,543)	(157,039)	(152,489)
Stock repurchases	—	—	(5,499)	(22,703)
Net change in debt borrowings	30,000	(15,000)	764,880	5,000
Payment of financing fees	—	—	(10,120)	(190)
Payments on financing leases	(20)	(66)	(64)	(235)
Other	(2,380)	(3,794)	(5,861)	(6,363)
Net cash (disbursed for) provided by financing activities	(24,667)	(69,403)	586,297	(176,980)
Net increase (decrease) in cash and cash equivalents	5,686	8,109	11,726	(7,552)
Cash and cash equivalents at beginning of period	11,045	6,866	5,005	22,527
Cash and cash equivalents at end of period	$16,731	$14,975	$16,731	$14,975

Flowers Foods, Inc.

Net Sales by Sales Class and Net Sales Bridge

(000’s omitted)

Net Sales by Sales Class

Net Sales by Sales Class	For the 12-Week Period Ended	For the 12-Week Period Ended
	October 4, 2025	October 5, 2024	$ Change	% Change
Branded Retail	$812,760	$760,379	$52,381	6.9%
Other	413,794	430,182	(16,388)	(3.8)%
Total Net Sales	$1,226,554	$1,190,561	$35,993	3.0%

Net Sales by Sales Class	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	$ Change	% Change
Branded Retail	$2,651,263	$2,562,960	$88,303	3.4%
Other	1,372,356	1,429,402	(57,046)	(4.0)%
Total Net Sales	$4,023,619	$3,992,362	$31,257	0.8%

Net Sales Bridge

For the 12-week period ended October 4, 2025	Branded Retail	Other	Total
Pricing/mix^*	(1.1)%	(4.1)%	(2.3)%
Volume*	(1.3)%	0.3%	(0.6)%
Acquisition	9.3%	0.0%	5.9%
Total percentage point change in net sales	6.9%	(3.8)%	3.0%

For the 40-week period ended October 4, 2025	Branded Retail	Other	Total
Pricing/mix^*	(1.2)%	(1.5)%	(1.2)%
Volume*	(1.5)%	(2.5)%	(1.9)%
Acquisition	6.1%	0.0%	3.9%
Total percentage point change in net sales	3.4%	(4.0)%	0.8%

The table above presents certain sales by category that have been reclassified from amounts previously reported to conform to the current period presentation.
^ Includes sales reductions from variable consideration and payments to customers.
* Computations above are calculated as follows (the Total column is consolidated and is not adding the Branded Retail and Other columns):
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Net Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Net Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
Net income per diluted common share	$0.19	$0.31	$0.71	$0.97
Business process improvement costs	NM	NM	0.01	0.02
Plant closure costs and impairment of assets	—	0.02	0.03	0.03
Restructuring charges	0.02	—	0.02	0.03
Restructuring-related implementation costs	0.01	—	0.04	0.01
Acquisition and integration-related costs	0.01	—	0.07	—
Legal settlements and related costs	—	NM	NM	NM
Adjusted net income per diluted common share	$0.23	$0.33	$0.88	$1.06
NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
Net sales	$1,226,554	$1,190,561	$4,023,619	$3,992,362
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	638,703	598,209	2,053,109	2,008,757
Gross margin excluding depreciation and amortization	587,851	592,352	1,970,510	1,983,605
Less depreciation and amortization for production activities	21,198	20,914	69,754	67,581
Gross margin	$566,653	$571,438	$1,900,756	$1,916,024
Depreciation and amortization for production activities	$21,198	$20,914	$69,754	$67,581
Depreciation and amortization for selling, distribution, and administrative activities	18,675	16,417	59,213	54,812
Total depreciation and amortization	$39,873	$37,331	$128,967	$122,393

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
Selling, distribution, and administrative expenses (SD&A)	$475,952	$460,359	$1,583,002	$1,557,010
Business process improvement costs	(949)	(490)	(2,311)	(5,779)
Restructuring-related implementation costs	(3,534)	—	(10,718)	(2,979)
Acquisition and integration-related costs	(1,735)	—	(16,370)	—
Legal settlements and related costs	—	(827)	(902)	(827)
Adjusted SD&A	$469,734	$459,042	$1,552,701	$1,547,425

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
Net income	$39,534	$64,984	$150,897	$204,994
Income tax expense	12,617	20,536	50,920	67,043
Interest expense, net	14,453	4,778	43,537	15,297
Depreciation and amortization	39,873	37,331	128,967	122,393
EBITDA	106,477	127,629	374,321	409,727
Other pension benefit	(88)	(119)	(293)	(395)
Business process improvement costs	949	490	2,311	5,779
Plant closure costs and impairment of assets	—	4,483	7,397	9,860
Restructuring charges	5,510	—	6,083	7,403
Restructuring-related implementation costs	3,534	—	10,718	2,979
Acquisition and integration-related costs	1,735	—	16,370	—
Legal settlements and related costs	—	827	902	827
Adjusted EBITDA	$118,117	$133,310	$417,809	$436,180
Net sales	$1,226,554	$1,190,561	$4,023,619	$3,992,362
Adjusted EBITDA margin	9.6%	11.2%	10.4%	10.9%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
Income tax expense	$12,617	$20,536	$50,920	$67,043
Tax impact of:
Business process improvement costs	237	123	578	1,445
Plant closure costs and impairment of assets	—	1,122	1,850	2,466
Restructuring charges	1,377	—	1,521	1,851
Restructuring-related implementation costs	884	—	2,680	745
Acquisition and integration-related costs	87	—	2,016	—
Legal settlements and related costs	—	207	226	207
Adjusted income tax expense	$15,202	$21,988	$59,791	$73,757

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
Net income	$39,534	$64,984	$150,897	$204,994
Business process improvement costs	712	367	1,733	4,334
Plant closure costs and impairment of assets	—	3,361	5,547	7,394
Restructuring charges	4,133	—	4,562	5,552
Restructuring-related implementation costs	2,650	—	8,038	2,234
Acquisition and integration-related costs	1,648	—	14,354	—
Legal settlements and related costs	—	620	676	620
Adjusted net income	$48,677	$69,332	$185,807	$225,128

	Reconciliation of Earnings per Share - Full Year Fiscal 2025 Guidance
	Range Estimate
Net income per diluted common share	$0.85	to	$0.91
Business process improvement costs	0.01		0.01
Plant closure costs and impairment of assets	0.03		0.03
Restructuring charges	0.02		0.02
Restructuring-related implementation costs	0.04		0.04
Acquisition and integration-related costs	0.07		0.07
Legal settlements and related costs	NM		NM
Adjusted net income per diluted common share	$1.02	to	$1.08
NM - not meaningful.
Certain amounts may not add due to rounding.